 Exhibit 5.13

EBA Engineering Consultants Ltd.

February 12, 2010

TO:	Seabridge Gold Inc.
British Columbia Securities Commission
Ontario Securities Commission
Alberta Securities Commission
United States Securities and Exchange Commission
Toronto Stock Exchange

Re: Seabridge Gold Inc. (the “Company”)
Consent of Expert

Ladies and Gentlemen:

Reference is made to the Seabridge Gold Inc. - Courageous Lake Project, Preliminary Economic Assessment - 2008 dated March 10, 2008 (the “Report”).

In connection with the Company’s Short Form Base Shelf Prospectus (Final) dated February 12, 2010 and all documents incorporated by reference therein (collectively, the “Prospectus”) and the Company’s Registration Statement on Form F-10/A dated February 12, 2010 and any amendments thereto, including any post-effective amendments (collectively, the “Registration Statement”), I, N. Eric Fier, PG, P.Eng., on behalf of myself and EBA Engineering Consultants Ltd., consent to the use of my name and EBA Engineering Consultants Ltd.’s name and references to the Report, or portions thereof, in the Prospectus and the Registration Statement and to the inclusion or incorporation by reference of information derived from the Report in the Prospectus and Registration Statement.

I confirm that I have read the Prospectus and the Registration Statement and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Report or that are within my knowledge as a result of the services performed by me in connection with the Report.

Yours truly,

/S/ N. ERIC FIER
N. Eric Fier, PG, P.Eng.